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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
OVERSEAS SHIPHOLDING GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OVERSEAS SHIPHOLDING GROUP, INC.
666 THIRD AVENUE, NEW YORK, N.Y. 10017
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 9, 2006

TO THE STOCKHOLDERS OF OVERSEAS SHIPHOLDING GROUP, INC.:

        You are cordially invited to attend the Annual Meeting of Stockholders of Overseas Shipholding Group, Inc., which will be held at the offices of the Corporation's subsidiary, OSG Ship Management (GR) Ltd., 110 Vouliagmenis Avenue & Zamanou Street, Glyfada, Athens, Greece, on Friday, June 9, 2006, at 4:00 P.M. local time in Athens, Greece, which is 9:00 A.M. in New York, New York. If you are unable to attend the Annual Meeting in Athens, you may attend the Annual Meeting by video conference at the corporate headquarters of Overseas Shipholding Group, Inc., 666 Third Avenue, Fifth Floor, New York, New York.

        The meeting will be held for the following purposes:

  (l)
  To elect thirteen directors, each for a term of one year;

  (2)
  To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as the Corporation's independent registered public accounting firm for the year 2006;

  (3)
  To amend the Certificate of Incorporation of the Corporation to increase the number of authorized shares of common stock, par value $1.00 per share, from 60,000,000 to 120,000,000; and

  (4)
  To transact such other business as may properly be brought before the meeting.

        Stockholders of record at the close of business on April 17, 2006 will be entitled to vote at the meeting. The stockholders list will be open to the examination of stockholders for any purpose germane to the meeting, during ordinary business hours, for ten days before the meeting at the Corporation's offices, 666 Third Avenue, Fifth Floor, New York, N.Y.

        Whether or not you expect to be present at the meeting in person, please date and sign the enclosed proxy and return it without delay in the enclosed envelope, which requires no postage if mailed in the United States.

        We urge you to exercise your privilege of attending the meeting in person. In that event, the Corporation's receipt of your proxy will not affect in any way your right to vote in person.

By order of the Board of Directors,
JAMES I. EDELSON General Counsel and Secretary

New York, N.Y.
May 1, 2006

IMPORTANT
PLEASE SIGN, DATE AND PROMPTLY RETURN THE
ENCLOSED PROXY IN THE ENCLOSED RETURN ENVELOPE

OVERSEAS SHIPHOLDING GROUP, INC.
666 Third Avenue, New York, N.Y. 10017

PROXY STATEMENT

        The accompanying proxy is solicited on behalf of the Board of Directors of Overseas Shipholding Group, Inc. (the "Corporation") for use at the Annual Meeting of Stockholders to be held on June 9, 2006. Any stockholder giving a proxy may revoke it at any time before it is exercised at the meeting.

        Only stockholders of record at the close of business on April 17, 2006 (the "record date") will be entitled to vote at the Annual Meeting. The Corporation has one class of voting securities, its Common Stock, of which 39,534,614 shares were outstanding on the record date and entitled to one vote each. This proxy statement and the accompanying proxy will first be sent to stockholders on or about May 1, 2006.

ELECTION OF DIRECTORS

        The thirteen nominees for election at the forthcoming meeting, all of whom are presently directors of the Corporation, are listed below. The nominees listed below were selected by the Board upon the recommendation of the Corporate Governance and Nominating Committee. Unless otherwise directed, the proxy will be voted for the election of these nominees, to serve for the ensuing year and until their successors are elected and qualify.

        The table below sets forth information as to each nominee, and includes the amount and percentage of the Corporation's Common Stock of which each nominee, and all directors, nominees and executive officers as a group, were the "beneficial owners" (as defined in regulations of the Securities and Exchange Commission (the "SEC")) on the record date, all as reported to the Corporation. In accordance with SEC regulations, the table includes, in the case of certain of the nominees, shares owned by entities in which the nominee, by reason of his position or interest, shares the power to vote or to dispose of securities.

Name and Age	Principal Occupation	Served as Director Since	Shares of Common Stock Beneficially Owned(a)		Percentage of Common Stock Beneficially Owned
Nominees:
Morten Arntzen, 51	President and Chief Executive Officer of the Corporation.	2004	142,303	(b)	0.4%
Oudi Recanati, 56	Director of companies.	1996	4,470,270	(c)(d)(l)	11.3%
G. Allen Andreas III, 36	Director, Delaware Street Capital, LLC, investment management company.	2004	5,000	(e)(d)	—
Alan R. Batkin, 61	Vice Chairman of Kissinger Associates, Inc., geopolitical consulting firm.	1999	6,000	(f)(d)	—
Thomas B. Coleman, 63	Chief Executive Officer of International-Matex Tank Terminals, deep water bulk liquid terminals and logistics.	2003	9,500	(g)(d)	—
Charles A. Fribourg, 49	Directeur General, Finagrain S.A., agribusiness investment holding company and a subsidiary of ContiGroup Companies, Inc.	2000	23,558	(h)(d)	—
Stanley Komaroff, 71	Senior Advisor, Henry Schein, Inc., distributor of healthcare products and services.	1993	4,917	(i)(d)	—
Solomon N. Merkin, 49	President, Leib Merkin, Inc., private investment company.	1989	10,000	(f)(d)	—
Joel I. Picket, 67	Chairman of the Board and Chief Executive Officer, Gotham Organization Inc., real estate, construction and development.	1989	4,000	(j)(d)	—
Ariel Recanati, 42	President, Maritime Overseas Corporation, dry bulk shipping company.	1999	4,459,770	(k)(l)(d)	11.3%

Thomas F. Robards, 59	Principal, Robards & Company, investment advising and consulting services.	2005	2,500	(m)	—
Jean-Paul Vettier, 61	Senior Advisor to Investment Funds.	2006	—		—
Michael J. Zimmerman, 55	Chairman of the Board of the Corporation; Executive Vice President and Chief Financial Officer, ContiGroup Companies, Inc., diversified agribusiness and finance.(n)	2000	16,500	(h)(d)	—
All directors, nominees and executive officers as a group (22 persons)			4,744,650	(o)	12.0%

(a)
Includes the shares of Common Stock issuable within 60 days of April 17, 2006 upon the exercise of all options owned by the indicated stockholders on that date. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned.

(b)
Includes 50,000, 4,771 and 16,565 shares granted to Mr. Arntzen by the Corporation pursuant to restricted stock agreements dated January 19, 2004, January 12, 2005 and January 18, 2006, respectively. Mr. Arntzen becomes vested in one-quarter of these shares on each of the first four anniversaries of the respective grant dates, subject to accelerated vesting under certain circumstances set forth in the agreements. Also includes 70,967 shares of Common Stock issuable upon exercise of stock options.

(c)
Includes 4,366,948 shares as to which Mr. Oudi Recanati may be deemed to share the power to vote and dispose of under a stockholders agreement, dated as of April 16, 2003, among members of the Recanati family, as amended (the "Stockholders Agreement"); and 90,822 shares as to which he may be deemed to share the power to vote and dispose of by virtue of his positions as an officer and director of the Recanati Foundation. Also includes 12,500 shares of Common Stock issuable upon the exercise of stock options.

(d)
Does not include 1,000 restricted stock units, none of which can be converted into shares of Common Stock while such non-employee director remains a member of the Board.

(e)
Consists of 5,000 shares of Common Stock issuable upon exercise of stock options.

(f)
Includes 5,000 shares of Common Stock issuable upon exercise of stock options.

(g)
Includes 8,500 shares of Common Stock issuable upon exercise of stock options.

(h)
Includes 11,500 shares of Common Stock issuable upon exercise of stock options.

(i)
Includes 4,000 shares of Common Stock issuable upon exercise of stock options.

(j)
Includes 3,000 shares of Common Stock issuable upon exercise of stock options.

(k)
Includes 4,366,948 shares as to which Mr. Ariel Recanati may be deemed to share the power to vote pursuant to the Stockholders Agreement (he may be deemed to share the power to dispose of only 3,581,895 of these shares); and 90,822 shares as to which he may be deemed to share the power to vote and dispose of by virtue of his position as a director of the Recanati Foundation. Also includes 2,000 shares of Common Stock issuable upon the exercise of stock options.

(l)
Mr. Oudi Recanati is the first cousin of Mr. Ariel Recanati.

(m)
Consists of 2,500 shares of Common Stock issuable upon exercise of stock options.

(n)
Mr. Zimmerman was elected as the non-executive Chairman of the Board of the Corporation in 2004.

(o)
Includes 146,698 shares of Common Stock issuable upon exercise of stock options.

        Each director has been principally engaged in his present employment for the past five years, except: Mr. Morten Arntzen, who served as the Chief Executive Officer of American Marine Advisors, Inc., a merchant banking firm serving the maritime industry, for more than five years prior to year end 2003; Mr. Oudi Recanati, who served as Chairman of Discount Bank and Trust Company from 1999 until June 2002; Mr. Andreas who served for more than five years prior to October 2004 as Vice President of Allen & Company, an investment banking and asset management company; Mr. Komaroff, who served as Senior Partner of the law firm of Proskauer Rose LLP for more than five years prior to year end 2003; Mr. Merkin who served as Vice President of Leib Merkin Inc. for more than five years prior to August 2003; Mr. Ariel Recanati, who, until January 31, 2003, served as a Senior Vice President (since 1998) and Chief Strategic and Planning Officer of the Corporation (since 1999); Mr. Robards, who served as Senior Vice President and Chief Financial Officer of the American Museum of Natural History from 2003 until 2004 and served as Chief Financial Officer of Datek Online Holding Corp., an online brokerage firm, from 2000 until 2003; and Mr. Jean-Paul Vettier, who served as Chairman and Chief Executive Officer of Total Refining and Marketing (formerly TotalFinaElf Refining and Marketing) and a member of the Executive Committee of Total (formerly TotalFinaElf) for at least five years prior to April 1, 2006.

        Mr. Arntzen is a director of Chiquita Brands International. Mr. Batkin is a director of Diamond Offshore Drilling, Inc., Hasbro, Inc., Cantel Medical Corp. and the Merrill Lynch IQ Investment Advisors Fund Complex. Mr. Robards is a director of Financial Federal Corporation and HSBC Investor Funds. Mr. Zimmerman is a director of Premium Standard Farms, Inc. and Financial Federal Corporation.

        If, for any reason, any nominee should not be available for election or able to serve as a director, the accompanying proxy will be voted for the election of a substitute nominee designated by the Board of Directors. The Board has no reason to believe that it will be necessary to designate a substitute nominee.

INFORMATION ABOUT THE BOARD AND CORPORATE GOVERNANCE

        Corporate Governance Guidelines.    The Board has adopted Corporate Governance Guidelines to promote the effective functioning of the Board and its committees, to promote the interests of all stockholders, and to ensure a common set of expectations as to how the Board, its various committees, individual directors and management should perform their functions. The Board believes that ethics and integrity cannot be legislated or mandated by directive or policy and that the ethics, character, integrity and values of the Corporation's directors and senior management remain the most important safeguards in quality corporate governance. The Corporate Governance Guidelines are posted on the Corporation's website, which is www.osg.com, and are available in print upon the request of any stockholder of the Corporation. Under the Corporate Governance Guidelines, each director is expected to attend all Board meetings and all meetings of committees of which he is a member. Meeting materials are provided to Board and Committee members prior to meetings, and members are expected to review such materials prior to each meeting.

        Independence.    Under the Corporate Governance Guidelines, which incorporate the standards established by the New York Stock Exchange ("NYSE"), the Board must consist of a majority of independent directors. As determined by the Board, as of the date of this Proxy Statement, twelve of the thirteen nominees, namely Messrs. Oudi Recanati, Andreas, Batkin, Coleman, Fribourg, Komaroff, Merkin, Picket, Ariel Recanati, Robards, Vettier and Zimmerman, have been determined to be independent under the Corporate Governance Guidelines.

        Meetings of the Board.    The Board held five meetings during 2005. Each director attended all of the total number of meetings of the Board and Committees of which he was a member.

        Annual Meetings of Stockholders.    Directors are not required, but are strongly encouraged to attend the Annual Meeting of Stockholders. In 2005, all of the Directors attended the Annual Meeting of Stockholders.

        Communications with Board Members.    Stockholders may communicate with any director by sending a letter to such director's attention in care of the Corporation's Corporate Secretary, 666 Third Avenue, 5th Floor, New York, New York 10017. The Corporate Secretary opens and forwards all such correspondence (other than advertisements and other solicitations) to directors unless the director to whom the correspondence is addressed has requested that the Corporate Secretary forward correspondence unopened. Unless the context otherwise requires, the Corporate Secretary will provide any communication addressed to the Board to the director most closely associated with the nature of the request based on Committee membership and other factors.

        Code of Ethics.    The Corporation has adopted a code of ethics which is an integral part of the Corporation's business conduct compliance program and embodies the commitment of the Corporation and its subsidiaries to conduct operations in accordance with the highest legal and ethical standards. The Code of Ethics applies to all of the Corporation's officers, directors and employees. Each is responsible for understanding and complying with the Code of Ethics. The Code of Ethics is posted on the Corporation's website, which is www.osg.com, and is available in print upon the request of any stockholder of the Corporation.

        Executive Sessions of the Board.    To ensure free and open discussion and communication among the non-management directors, the Corporate Governance Guidelines provide that non-management directors meet in executive session at the end of each regular meeting of the Board; at least one of such executive sessions shall exclude non-management directors who do not qualify as independent. In accordance with the Guidelines, the non-executive Chairman of the Board of Directors chairs the executive sessions. Any non-management director can request that an additional executive session be scheduled.

Committees

        The Corporation has three standing committees of its Board: the Audit Committee, the Corporate Governance and Nominating Committee and the Compensation Committee. Each of these committees has a charter that is posted on the Corporation's website, www.osg.com, and is available in print upon the request of any stockholder of the Corporation.

        Audit Committee.    The Audit Committee is required to have no fewer than three members all of whom must be and are independent directors. During 2005, the Audit Committee consisted of Messrs. Zimmerman (who was a member and Chairman of the Audit Committee until June 2005), Robards (who has been serving as Chairman since June 2005), Picket and Andreas. The Board determined that each of Messrs. Zimmerman (prior to June 2005) and Robards (from June 2005) is an audit committee financial expert, as defined by rules of the SEC. The Audit Committee met five times during 2005.

        The Audit Committee oversees the Corporation's accounting, financial reporting process, internal controls and audits and consults with management, internal auditors and the Corporation's independent registered public accounting firm on, among other things, matters related to the annual audit, and published financial statements and the accounting principles applied. As part of its duties, the Audit Committee retains the Corporation's independent registered public accounting firm, subject to stockholder ratification. It maintains direct responsibility for the compensation and oversight of the Corporation's independent registered public accounting firm and evaluates the independent registered public accounting firm's qualifications, performance and independence. In April 2006, the Audit Committee re-examined and revised the Audit Committee charter, a copy of which is attached to the Proxy Statement as Appendix A and is posted on the Corporation's website. The Audit Committee has established policies and procedures for the pre-approval of all services provided by the Corporation's independent registered public accounting firm.

        Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee is required to have no fewer than two members, all of whom must be and are independent directors. During 2005, the Corporate Governance and Nominating Committee consisted of Messrs. Oudi Recanati (Chairman), Komaroff, Merkin and Zimmerman. The Committee is required to meet as many times as necessary each year. In 2005, the Corporate Governance and Nominating Committee met two times. The Corporate Governance and Nominating Committee considers and makes recommendations on matters related to the practices, policies and procedures of the Board and takes a leadership role in shaping the corporate governance of the Corporation. As part of its duties, the Committee assesses the size, structure and composition of the Board and Board committees, coordinates evaluation of Board performance and reviews Board compensation. The Committee also acts as a screening and nominating committee for candidates considered for election to the Board. In this capacity it concerns itself with the composition of the Board with respect to depth of experience, balance of professional interests, required expertise and other factors set forth in the Corporate Governance Guidelines. The Committee evaluates prospective nominees identified on its own initiative or referred to it by other Board members, management, stockholders or external sources and all self-nominated candidates. The Committee uses the same criteria for evaluating candidates nominated by stockholders and self-nominated candidates as it does for those proposed by other Board members, management and search consultants.

        The Committee considers the following criteria for identifying and recommending qualified candidates for membership on the Board, seeking to maintain within these criteria appropriate diversity of individuals on the basis of gender, ethnic heritage, international background and life experiences:

  •
  judgment, character, age, integrity, expertise, tenure on the Board, skills and knowledge useful to the oversight of the Corporation's business;

  •
  status as "independent" or an "audit committee financial expert" or "financially literate" as defined by the NYSE or the SEC;

  •
  high level managerial, business or other relevant experience, including, but not limited to, experience in the industries in which the Corporation operates, and, if the candidate is an existing member of the Board, any change in the member's principal occupation or business associations;

  •
  absence of conflicts of interest with the Corporation;

  •
  status as a U.S. citizen; and

  •
  ability and willingness of the candidate to spend a sufficient amount of time and energy in furtherance of Board matters.

        A stockholder may recommend a person as a nominee for director by writing to the Secretary of the Corporation. Recommendations must be received by December 31, 2006 in order for a candidate to be considered for election at the 2007 Annual Meeting. Each recommendation for nomination should contain the following information: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had such nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Corporation if so elected. All the director nominees named in this proxy statement were evaluated under the criteria set forth above and recommended by the Corporate Governance and Nominating Committee for election by stockholders at the Annual Meeting.

        All nominees for election at the Annual Meeting were previously elected to the Board by stockholders other than Mr. Vettier who was elected as of April 1, 2006 by the members of the Board of Directors after coming to the attention of the Corporate Governance and Nominating Committee through the recommendation of a member of such committee.

        Compensation Committee.    The Compensation Committee is required to have no fewer than two members, all of whom must be and are independent directors. During 2005, the Compensation Committee consisted of Messrs. Fribourg (Chairman), Oudi Recanati and Coleman. The Committee met six times during 2005. The Compensation Committee makes recommendations to the Board as to the Corporation's general compensation philosophy, determines which of the corporate goals and objectives established by the Board are relevant to the compensation of the Corporation's Chief Executive Officer ("CEO"), evaluates the performance of the CEO in light of those goals and objectives, and determines and approves the CEO's compensation level based on this evaluation; establishes annual compensation, including benefits and perquisites of all executive officers of the Corporation, and reports such determinations and actions to the Board; reviews and approves employment agreements, severance agreements, change of control agreements and other similar agreements relating to executive officers; and establishes and modifies incentive-compensation plans and equity-based plans, and monitors such plans and their administration. The Compensation Committee also prepares an Annual Report of the Compensation Committee on Executive Compensation for inclusion in the Corporation's annual proxy statement or Annual Report on Form 10-K in accordance with the applicable rules and regulations of the SEC.

COMPENSATION AND CERTAIN TRANSACTIONS

        The following Summary Compensation Table includes individual compensation information for services in all capacities to the Corporation and its subsidiaries during the years ended December 31, 2005, 2004 and 2003 by the Corporation's Chief Executive Officer and the four other most highly compensated executive officers of the Corporation serving during fiscal 2005 (the "Named Executive Officers").

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long-Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus(4)	Restricted Stock Awards(5)	Securities Underlying Options/SARs(6)	All Other Compensation(7)
Morten Arntzen President and Chief Executive Officer(1)	2005 2004	$750,000 721,154	$1,625,000 1,500,000	$812,513 2,035,000	44,791 112,902	$18,250 5,500
Myles R. Itkin Senior Vice President, Chief Financial Officer and Treasurer	2005 2004 2003	605,000 628,269 605,000	665,500 605,000 680,701	350,021 120,991 —	19,294 6,244 —	16,685 16,329 16,151
Robert E. Johnston Senior Vice President and Head of Shipping Operations	2005 2004 2003	575,000 597,116 575,000	632,500 575,000 646,947	312,498 86,250 —	17,227 4,451 —	17,615 17,165 16,206
George Dienis Managing Director and Chief Operating Officer of OSG Ship Management (GR) Ltd.(2)	2005	339,133	334,274	162,493	3,445	—
James I. Edelson General Counsel and Secretary(3)	2005	320,000	300,000	72,496	3,997	15,394

(1)
Mr. Arntzen joined the Corporation as President and Chief Executive Officer on January 19, 2004.

(2)
Mr. Dienis became the Managing Director and Chief Operating Officer of OSG Ship Management (GR) Ltd., a subsidiary of the Corporation, on January 20, 2005. He previously was not an employee of the Corporation. Mr. Dienis' salary and bonus was paid in Euros. Dollars are presented and based on conversion rates at the time of each payment to Mr. Dienis.

(3)
Mr. Edelson became the Secretary of the Corporation on March 8, 2005 and General Counsel on January 12, 2005. He previously was not an executive officer of the Corporation.

(4)
For 2005, consists of bonuses under the Corporation's Incentive Compensation Plan for 2005.

(5)
For 2005, on March 8, 2005, Mr. Dienis was granted 1,607 restricted shares of Common Stock under the Corporation's 2004 Stock Incentive Plan which had a value of $62.23 per share on the date of grant. Additionally for 2005, Messrs. Arntzen, Itkin, Johnston, Dienis and Edelson were granted on January 18, 2006 under the 2004 Stock Incentive Plan 16,565 restricted shares, 7,136 restricted shares, 6,371 restricted shares, 1,274 restricted shares and 1,478 restricted shares, respectively, of Common Stock which had a value of $49.05 per share on the date of grant.

  Restricted stock grants entitle the recipients to dividend payments thereon. The 2005 restricted stock grants had a value of $834,710, $359,583, $321,035, $145,174 and $74,476, respectively, based upon the closing price of the Common Stock on December 31, 2005.

(6)
For 2005, pursuant to the Corporation's 2004 Stock Incentive Plan, the Corporation granted on January 18, 2006 stock options to the named executive officers to purchase the number of shares set forth opposite their names. These stock options become exercisable in equal installments on the day before each of the first three anniversaries of the date of grant.

(7)
In 2005, for Messrs. Arntzen, Itkin, Johnston and Edelson, consists of matching contributions by the Corporation under its Savings Plan in the amount of $12,600 and the cost of term life insurance in the respective amounts of $5,650, $4,085, $5,015 and $2,794.

        The Corporation and Mr. Arntzen are parties to an agreement dated as of January 19, 2004, pursuant to which the Corporation agreed to employ Mr. Arntzen as its President and Chief Executive Officer at a base salary of no less than $750,000 per year. Under the agreement, the Corporation granted Mr. Arntzen on the date of agreement 50,000 restricted shares of the Corporation's Common Stock, which shares vest in equal installments on the first four anniversaries of the date of grant, and also granted him at the same time options to purchase 100,000 shares of the Corporation's Common Stock at a price of $35.70 per share, exercisable in equal installments on the day immediately prior to each of the first three anniversaries of the date of grant. Pursuant to this agreement the Corporation also reimbursed Mr. Arntzen for certain expenses totaling $25,000. If the Corporation terminates Mr. Arntzen's employment without cause or Mr. Arntzen resigns with good reason (as those terms are defined in the agreement) prior to January 19, 2007, then, upon Mr. Arntzen's signing of a general release, the Corporation shall pay him two years of base salary and shall accelerate the vesting of the next installment of his restricted shares and stock options.

        Mr. Dienis is party to employment agreements with two subsidiaries of the Corporation. Under the agreement with one of these subsidiaries, Mr. Dienis receives a base salary of approximately $289,000 per year; his employment by this subsidiary can be terminated by the subsidiary with twelve months' notice (although the subsidiary has the right to pay Mr. Dienis in lieu of notice of termination) or by Mr. Dienis with six months' notice. Under the other agreement, Mr. Dienis receives a base salary of approximately $50,000 per year. Both agreements contain restrictive covenants, including an agreement not to solicit or induce employees to cease working for the Corporation and its subsidiaries during the respective terms of these agreements and for a period of twelve months thereafter. If Mr. Dienis' employment is terminated by the Corporation, he is entitled to the benefits under his Severance Protection Supplements (or Change of Control Protection Supplements, if applicable) as described below.

        The Corporation has an agreement in effect until January 2007 with Mr. Arntzen providing that in the event of a "change of control" of the Corporation, as defined in the agreement, he will be entitled to certain payments and benefits upon a termination of his employment (whether voluntary or involuntary) for periods ranging up to two years after the change of control or upon termination of his employment by the Corporation without cause or by the executive with good reason within 120 days prior to the change of control. Upon any such termination, Mr. Arntzen will be entitled to payment of three times his highest annual salary plus target annual incentive compensation in effect within 121 days prior to or at any time after the change of control, three years of additional service and three years of continued coverage for the executive and his dependents under the Corporation's health plan and for the executive under the Corporation's life insurance plan. If and to the extent that payments, benefits and other amounts received by Mr. Arntzen as a result of a change of control constitute "excess parachute payments" under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the excess parachute payments are subject to excise tax (and are not deductible to the

Corporation); in that event, the amounts to be paid to Mr. Arntzen under the terms of the agreement will be reduced such that no excise tax will apply.

        The Corporation also is party to a Change of Control Protection Agreement, dated as of January 1, 2006, with each of Messrs. Itkin, Johnston and Edelson, each providing that if a Change of Control (as defined in the agreement) occurs and the executive's employment with the Corporation is terminated by the Corporation without Cause (as defined in the agreement) or by the executive for Good Reason (as defined in the agreement) at any time within two years after the Change of Control or if a Change of Control takes place within 90 days after an executive is terminated in an Anticipatory Termination (as defined in the agreement), the executive will receive the following payments and benefits from the Corporation: (i) incurred but unreimbursed business expenses, accrued but unpaid base salary, bonus, vacation pay or other compensation, and other amounts or vested benefits due under the then applicable employee benefit, equity or incentive plans of the Corporation then in effect; (ii) 2 times (for Messrs. Itkin and Johnston) and 1.5 times (for Mr. Edelson) the sum of (x) the executive's annual base salary rate in effect immediately prior to his termination plus (y) the executive's highest target annual incentive compensation in effect within 180 days prior to, or at any time after, the Change of Control; provided, that if no target annual incentive compensation is in effect during such period, then the executive's target incentive compensation will be deemed to be 50% of the executive's annual base salary rate in effect immediately prior to his termination; (iii) an amount equal to 24 months (for Messrs. Itkin and Johnston) and 18 months (for Mr. Edelson) of additional employer contributions under any qualified or nonqualified defined contribution pension plan or arrangement of the Corporation applicable to the executive; (iv) a pro rata target bonus for the year in which Executive is terminated based on the portion of the year the executive was employed, provided that, if no target annual incentive compensation is in effect during such period, then the executive's target incentive compensation will be deemed to be 50% of the executive's annual base salary rate in effect immediately prior to his termination; and (v) in the case or Messrs Itkin, Johnston and Edelson, continued healthcare benefits for up to 18 months.

        Each executive agrees during the term of his employment with the Corporation and thereafter to (i) keep confidential all proprietary processes, trade secrets or other confidential data or information of the Corporation and (ii) fully cooperate with the Corporation in connection with any matter, investigation, proceeding or litigation regarding any matter in which the executive was involved during the executive's employment. During the executive's employment and, if he is receiving payments under the agreement, for the one year period following the termination of the executive's employment with the Corporation, the executive will not compete with any business conducted by the Corporation, will not solicit any employee of the Corporation to leave the employ of the Corporation and will not solicit or induce any customer of the Corporation to purchase services offered by the Corporation from another entity. Each executive agrees that he will not resign from the Corporation without Good Reason for at least 180 days from January 1, 2006 except this restriction will not apply if there is a Change of Control. The term of each agreement expires on December 31, 2008, unless extended by the parties.

        On January 27, 2006, the Corporation adopted the Overseas Shipholding Group, Inc. Severance Protection Plan (the "Severance Plan") to offer protection for a possible loss of income to certain key employees including Messrs. Itkin, Johnston and Edelson, in the event their employment with the Corporation was terminated without Cause (as defined in the Severance Plan). The term of the Severance Plan began on January 1, 2006 and will continue until terminated on not less than one year's notice to the executives then participating in the Severance Plan. The Severance Plan provides that if employment with the Corporation is terminated without Cause, the executive will receive the following payments and benefits: (i) incurred but unreimbursed business expenses, accrued but unpaid base salary, bonus, vacation pay or other compensation, and other amounts or vested benefits due under the then applicable employee benefit, equity or incentive plans of the Corporation then in effect; (ii) an amount equal to the executive's monthly base salary rate in effect prior to the termination for 24 months (for Messrs. Itkin and Johnston) and 18 months (for Mr. Edelson) after the executive's employment terminates; and (iii) continued healthcare coverage for up to 18 months.

        Messrs. Itkin, Johnston and Edelson each agreed that during the term of his employment and thereafter he shall (i) keep confidential all proprietary processes, trade secrets or other confidential data or information of the Corporation, (ii) fully cooperate with the Corporation in connection with any matter, investigation, proceeding or litigation regarding any matter in which the executive was involved during the executive's employment and (iii) not disparage the Company or its employees, officers, directors, products or services. During the executive's employment and for the one year period following the termination of the executive's employment with the Corporation, the executive will not compete with any material business conducted by the Corporation on the date the executive is terminated and will not solicit or induce any customer of the Corporation to purchase services offered by the Corporation from another entity. During the executive's employment and for the two year period following the termination of the executive's employment, the executive will not solicit any employee of the Corporation to leave the employ of the Company. Each executive agrees that he will not resign from the Corporation for any reason for at least 180 days from the date the executive becomes eligible to participate in the Plan.

        On March 14, 2006, the two subsidiaries of the Corporation with which Mr. Dienis has employment agreements entered into Change of Control Protection Supplements and Severance Protection Supplements with Mr. Dienis which provide for rights and obligations of the parties similar to those provided under Mr. Edelson's Change of Control Protection Agreement and the Severance Plan as it relates to Mr. Edelson.

OPTION GRANTS IN LAST FISCAL YEAR

        The following table sets forth information regarding the option grants made pursuant to the Corporation's 2004 Stock Incentive Plan during fiscal 2005 to each of the Named Executive Officers (other than Mr. Dienis, who did not receive option grants):

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
	Number of Securities Underlying Options Granted(1)
		Percentage of Total Options Granted
Name			Exercise Price(2)	Expiration Date
					5%	10%
Morten Arntzen	12,902	20.8%	$52.40	1/12/2015	$425,174	$1,077,473
Myles R. Itkin	6,244	10.1%	52.40	1/12/2015	205,765	521,450
Robert E. Johnston	4,451	7.2%	52.40	1/12/2015	146,679	371,712
James I. Edelson	2,000	3.2%	52.40	1/12/2015	65,908	167,024

(1)
Options become exercisable in three equal annual installments commencing one year after the date of option grant.

(2)
The exercise price was the fair market value on the date of grant, which was January 12, 2005.

(3)
Amounts represent hypothetical gains that could be achieved for the respective options at the end of the ten year option term. The assumed 5% and 10% rates of stock appreciation are designated by rules of the SEC and do not represent the Corporation's estimate of the future market price of the Common Stock.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
AND YEAR-END OPTION VALUES

        During fiscal 2005, none of the Named Executive Officers exercised any stock options. The following table sets forth, the value of unexercised options at the end of fiscal 2005 for each of the Named Executive Officers other than George Dienis, who owned no options at such time.

Name	Number of Shares Underlying Unexercised Options at December 31, 2005 Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at December 31, 2005(1) Exercisable/Unexercisable
Morten Arntzen	37,634/75,268	$489,662/$979,338
Myles R. Itkin	— / 6,244	— / —
Robert E. Johnston	— / 4,451	— / —
James I. Edelson	— / 2,000	— / —

(1)
Reflects market value of underlying shares of the Corporation's Common Stock on December 31, 2005 of $50.39 minus the exercise price multiplied by the number of shares underlying the in-the-money options.

LONG-TERM INCENTIVE PLANS—AWARDS IN LAST FISCAL YEAR

        The following table sets forth information regarding the shares of Common Stock issued to the Named Executive Officers pursuant to the 2004 Stock Incentive Plan during fiscal 2005;

Name	Number of Shares(1)
Morten Arntzen	4,771
Myles R. Itkin	2,309
Robert E. Johnston	1,646
George Dienis	1,607
James I. Edelson	740

(1)
These shares of common stock were issued to Messrs. Arntzen, Itkin, Johnston and Edelson on January 12, 2005 and to Mr. Dienis on March 8, 2005, pursuant to the Corporation's 2004 Stock Incentive Plan and are subject to vesting restrictions. The Named Executive Officer becomes vested in one fourth of such shares on each of the first, second, third and fourth anniversaries of the date of issuance.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY NAMED EXECUTIVE OFFICERS

        The following table sets forth the beneficial ownership of shares of the Corporation's Common Stock as of April 17, 2006 by each of the Named Executive Officers other than Morten Arntzen, whose information is disclosed above along with the other directors.

Name	Shares of Common Stock Beneficially Owned*
Myles R. Itkin	11,526	(1)
Robert E. Johnston	14,139	(2)
George Dienis	2,881
James I. Edelson	4,697	(3)

*
The percentage of Common Stock beneficially owned by each of the listed Named Executive Officers is less than .1%.

(1)
Includes 2,081 shares of Common Stock issuable upon the exercise of stock options.

(2)
Includes 1,484 shares of Common Stock issuable upon the exercise of stock options.

(3)
Includes 667 shares of Common Stock issuable upon the exercise of stock options and 1,812 shares of Common Stock held in one of the Corporation's Retirement Savings Plans as of April 17, 2006 according to information provided by the Trustee of such plan.

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

        Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Corporation's Common Stock against the cumulative total return of the published Standard and Poor's 500 Index and a peer group consisting of Frontline Ltd., OMI Corporation, Teekay Shipping Corporation and the Corporation, for the five years ended December 31, 2005.

STOCK PERFORMANCE GRAPH
COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
THE CORPORATION, S&P 500 INDEX, PEER GROUP INDEX

*
Assumes that the value of the investment in the Corporation's Common Stock and each index was $100 on December 31, 2000 and that all dividends were reinvested. In accordance with rules of the Securities and Exchange Commission ("SEC"), the Corporation's Stockholder Return Performance Presentation does not constitute "soliciting material" and is not incorporated by reference in any filings with the SEC made pursuant to the Securities Act of 1933 (the "1933 Act") or the Securities Exchange Act of 1934 (the "1934 Act").

PENSION PLAN

        The Corporation's qualified defined benefit plan and supplemental defined benefit retirement plans were terminated effective December 31, 2005. It is anticipated that by the middle of 2007, all benefit obligations to the Named Executive Officers under the Corporation's qualified defined benefit plan will be settled through the distribution of plan assets or reinvestment of such assets in an account as directed by such Named Executive Officer, such as to an Individual Retirement Account. The amounts shown below are the amounts anticipated to be distributed to (or directed to be invested by) each of the Named Executive Officers, calculated as of January 1, 2006:

Morten Arntzen	$32,994
Myles R. Itkin	$371,780
Robert E. Johnston	$806,246
James I. Edelson	$163,693

        The amounts set forth above do not include the accrued benefits of Messrs. Arntzen, Itkin and Johnston under a supplemental defined benefit retirement plan of $223,936, $2,406,200, and $4,417,378, respectively, which obligations have been transferred to the Corporation's unfunded, nonqualified supplemental defined contribution plan.

COMPENSATION OF DIRECTORS

        Non-employee directors of the Corporation receive a director's fee of $30,000 per year, payable quarterly, and a fee of $1,500 for each meeting of the Board of Directors they attend. The Chairman of the Board of Directors, a non-executive position, receives a fee of $100,000 per year, payable quarterly. In addition, the Chairman of the Audit Committee receives a fee of $10,000 per year, payable quarterly, and each member of the Audit Committee receives a fee of $1,500 for each committee meeting he attends. Each member of the Corporate Governance and Nominating Committee and the Compensation Committee receives a fee of $1,500 for each committee meeting attended. Each non-employee director also receives a fee of $1,500 for each meeting of any committee of which he is not a member that he attends by invitation. The Chairmen of the Corporate Governance and Nominating Committee and the Compensation Committee are each entitled to an annual fee of $7,500, payable quarterly, but each of them has waived his rights to such annual fee.

        Under the 2004 Stock Incentive Plan (the "2004 Plan"), the Board has the discretion to grant various types of equity-based awards to non-employee directors. In 2005 and 2006 the Board elected to grant new non-employee directors (Mr. Robards in 2005 and Mr. Vettier in 2006) an option to purchase 7,500 shares under the 2004 Plan The options were granted at the fair market value of the Common Stock on the date of grant and become exercisable in three equal annual installments commencing one year after the date of the option grant.

        In June 2005, the Board granted 1,000 restricted stock units to each continuing non-employee director of the Corporation under the 2004 Plan. Each restricted stock unit represents a contingent right to receive one share of Common Stock upon such non-employee director's termination of service as a Board member. The restricted stock units vest on June 7, 2006. The restricted stock units have no voting rights, may not be transferred or otherwise disposed while the holder is a director and pay dividends in the form of additional restricted stock units at the same time dividends are paid on the Common Stock in an amount equal to the result obtained by dividing (i) the product of (x) the amount of units owned by the holder on the record date for the dividend on the Common Stock times (y) the dividend per share on the Common Stock by (ii) the closing price of a share of Common Stock on the payment date for the dividend on the Common Stock, which restricted stock units vest immediately upon payment.

EXECUTIVE COMPENSATION
REPORT OF THE COMPENSATION COMMITTEE

        In accordance with rules of the SEC, the Report on Executive Compensation does not constitute "soliciting material" and is not incorporated by reference in any filings with the SEC made pursuant to the 1933 Act or the 1934 Act.

        The Compensation Committee (the "Committee") of the Board of Directors reviews and determines compensation for members of senior management in accordance with the Committee's charter, which is posted on the Corporation's website, www.osg.com. The Committee is composed of three non-employee directors of the Corporation who meet all applicable independence requirements of the SEC and NYSE: Charles A. Fribourg, Oudi Recanati and Thomas B. Coleman. The Committee's compensation policies are designed to promote the following objectives:

  •
  to attract and motivate talented executives, and to encourage their long term tenure with the Corporation;

  •
  to compensate executives based upon the value of their individual contributions in achieving corporate goals and objectives; and

  •
  to motivate executives to maximize stockholder values.

        In setting annual compensation levels, the Committee takes into account year-to-year comparisons of financial performance, as well as many other factors. Because the Corporation's results over a short term period are significantly affected by bulk shipping market dynamics beyond the Corporation's control, financial results attributable solely to rate changes are not the principal element in determining compensation. Instead, the Committee considers management's initiatives in enhancing the Corporation's financial results in all rate environments and in achieving other corporate objectives. In 2004, the Corporation adopted a strategic business plan which focuses on four business areas: crude oil tankers, Product Carriers, U.S. Flag business and Liquefied Natural Gas vessels. In 2005 the Corporation's objectives under its strategic business plan included: integrating the operations of Stelmar Shipping Ltd. ("Stelmar"), a leading international provider of petroleum and crude oil transportation services which the Corporation acquired in January 2005, with the operations of the Corporation; utilizing the Corporation's strong technical and operational capabilities to pursue growth opportunities, especially in the U.S. Flag business; conducting an active vessel purchase and sale program to acquire ships that offer attractive equity returns and to dispose of vessels whose expected financial returns are less than those of most of the Corporation's fleet; and improving the financial strength and flexibility of the Corporation.

        In addition to base salary, the Corporation has adopted an Incentive Compensation Plan designed to reward employees at all levels for their performance as measured against individual goals. The Plan provides for significant enhancement of cash and equity based awards based on the Corporation's financial performance in attaining earnings thresholds established at the beginning of each year. The Committee believes that the Plan is an appropriate and effective means of motivating employees to help achieve the Corporation's key financial and operating objectives.

        In setting executive compensation for 2005, the Committee noted that the Corporation achieved record earnings of $464.8 million compared with $401.2 million for 2004, which was the Corporation's highest annual net income until 2005. The Committee believes that such record results was primarily due to management's achievement in acquiring vessels through purchases, principally through the acquisition of Stelmar and its fleet of 40 vessels, and charters at favorable prices and charter rates as well as disposals of older tankers at attractive prices.

        The Committee noted that the Stelmar acquisition, which added 24 Product Carriers to the Corporation's fleet of four Product Carriers, established the Corporation as a market leader in Product

Carriers, a strategic business goal. During 2005, management successfully integrated Stelmar's operations into the Corporation's business, generating significant cost savings in insurance, financing and purchasing. In addition, the Stelmar acquisition enabled the Corporation to improve the operation of its combined business by adoption of the best practices of both companies.

        The Committee also noted that in June 2005, the Corporation signed definitive agreements to bareboat charter ten Jones Act Product Carriers to be constructed at the Aker Philadelphia yard for initial terms of five or seven years, with extension options for the life of the vessels. In November 2005, the Corporation entered into long-term charters with a major oil company for two of the vessels, which are scheduled to be delivered beginning in the last quarter of 2006. The Committee believes that this transaction represents a significant commitment by the Corporation to the U.S. Flag business and will enable the Corporation to establish the largest and most modern Jones Act Product Carrier fleet.

        The Committee believes that active asset management improves bottom-line returns to the Corporation's stockholders. The Corporation sold or sold and leased back 20 vessels in 2005, generating $283 million in gains, of which $43 million was recognized in 2005. The most significant of these transactions was the Corporation's sale and lease back of seven vessels to Double Hull Tankers, Inc. ("DHT") in October 2005 in connection with DHT's initial public offering. The sale and lease back transactions were effected to capture a premium in the market for second-hand vessels, to transfer residual risk to third parties and to retain control of the vessels for a fixed period of time. The Committee believes that management's success in completing these sales and sale and lease backs, resulting in an owned international fleet that is entirely double hull, was an important achievement that materially strengthened the financial position of the Corporation.

        The Committee also considered management's efforts to strengthen the Corporation's financial position. In particular, the Committee noted the Corporation's use of proceeds from the sales of vessels and application of cash from operating activities to reduce debt incurred to finance the Stelmar acquisition. These actions contributed to the strength of the Corporation's balance sheet which provides the Corporation with the financial flexibility needed to compete effectively and to pursue attractive growth opportunities. At December 31, 2005, the Corporation's liquidity adjusted debt to capital ratio stood at 24.5% compared with a pro forma 50.3% at December 31, 2004, adjusted to reflect the Stelmar acquisition and sales of Product Carriers in January 2005.

        While the Committee took the foregoing accomplishments into account, the Committee's compensation determinations for the Corporation's executive officers are to some extent subjective and are not arrived at by application of any specific formula, except to the extent required under Section 162(m) of the Code and the Incentive Compensation Plan. The Committee also takes into account an executive's length of service and particular contributions over the executive's entire career with the Corporation. While the Committee considers many aspects of an individual's performance, it does not give particular weight to or quantify any one or more performance factors.

        Mr. Arntzen's compensation reflects his leadership of the Corporation and his active participation in developing and implementing the Corporation's business initiatives. In his capacity as President and Chief Executive Officer of the Corporation, Mr. Arntzen led the successful effort to acquire and then integrate Stelmar into the Corporation's business. Mr. Arntzen was the principal leader in the bareboat charter of ten newbuild Jones Act Product Carriers and in the sale of seven vessels to DHT, both important achievements for the Corporation. Mr. Arntzen also has reshaped the senior management team through a combination of new hires and repositioning existing officers which has contributed to the Corporation's success in achieving its business and financial objectives. To a large extent Mr. Arntzen's compensation reflects an assessment of his performance based upon the subjective judgment of the Committee. The Committee believes that Mr. Arntzen's compensation and the benefits he receives under his employment agreement are appropriate and reasonable in light of his contribution to the growth and success of the Corporation.

        The Committee believes that the interests of stockholders are best served by granting stock based incentives to employees and thereby giving them the opportunity to participate in appreciation in the Corporation's stock over an extended period. In this way, the profitability and value of the Corporation is enhanced for the benefit of stockholders by enabling the Corporation to offer employees stock based incentives in the Corporation in order to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and the stockholders. The Corporation's 2004 Stock Incentive Plan, approved by the stockholders, is administered by the Committee. The Committee determines the persons to whom stock based incentives will be granted under the Plan and allocates the amounts to be granted to such persons. For 2005, the Committee granted to the Named Executives both shares of restricted stock, which vests in equal installments over a four year period, and stock options, which vests in equal annual installments over a three year period.

        Pursuant to Section 162(m) of the Code, compensation exceeding $1 million paid to the Corporation's executive officers may not be deducted by the Corporation unless such compensation is performance based and paid pursuant to criteria approved by the stockholders. The Corporation's general policy is to structure its incentive plans so that bonus and equity compensation paid to the Company's five most highly compensated executive officers qualify for the performance-based compensation exemption under Section 162(m) and are deductible for federal income tax purposes under Section 162(m), unless there is a valid compensation reason that would justify paying non-deductible amounts. Such action may be necessary in order for the Corporation to meet competitive market pressures and to ensure that it is able to attract and retain top talent to lead the organization successfully. The 2005 compensation of the executive officers qualifies for deductibility.

        Submitted by the Compensation Committee of the Board of Directors:

                      Compensation Committee:

                      Charles A. Fribourg, Chairman
                      Oudi Recanati
                      Thomas B. Coleman

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Under the securities laws of the United States, the Corporation's directors, executive officers and any persons holding more than 10 percent of the Corporation's Common Stock are required to report their ownership of Common Stock and any changes in that ownership, on a timely basis, to the SEC. Based on material provided to the Corporation, all such reports were filed on a timely basis in 2005.

INFORMATION AS TO STOCK OWNERSHIP

        Set forth below are the names and addresses of those persons, other than nominees for directors and entities they control (see "Election of Directors"), that are known by the Corporation to have been "beneficial owners" (as defined in regulations of the SEC) of more than 5% of the outstanding shares of the Corporation's Common Stock, as reported to the Corporation and the SEC.

Name and Address	Number of Shares Beneficially Owned	Percent of Class as of December 31, 2005
Mrs. Diane Recanati(1)(2) 590 Fifth Avenue New York, New York 10036	4,457,770	11.3	%*
Mr. Leon Recanati(1)(3) Medinat Hayehudim Street 85 Herzelia Pituah, Israel	4,457,770	11.3	%*
Mr. Michael Recanati(1)(4) 590 Fifth Avenue New York, New York 10036	4,457,770	11.3	%*
The Michael Recanati Trust(1)(5) 590 Fifth Avenue New York, New York 10036	4,366,948	11.0	%*
Mrs. Yudith Yovel Recanati(1)(6) 64 Kaplan Street Herzliya, Israel	4,457,770	11.3	%*
Archer-Daniels-Midland Company(7)(8) 4666 Faries Parkway Decatur, Illinois 62526	5,093,391	12.9%
FMR Corp.(7)(9) 82 Devonshire Street Boston, Massachusetts 02109	2,719,100	6.9%
Barclays Global Investors, N.A.(7)(10) 45 Fremont Street San Francisco, California 94105	2,472,331	6.3%

*
Messrs. Oudi Recanati, Ariel Recanati and Leon Recanati, Mrs. Diane Recanati and Mrs. Yudith Yovel Recanati and The Michael Recanati Trust (whose trustees are Michael Recanati and Daniel Pearson) all share the power to vote 4,366,948 shares subject to a stockholders agreement dated as of April 16, 2003 among members of, or trusts for the benefit of members of, the Recanati family, as amended (the "Stockholders Agreement"). All of these persons (other than Daniel Pearson) also share the power to vote and dispose of the 90,822 shares owned by the Recanati Foundation. All of the shares that are subject to the Stockholders Agreement or owned by the Recanati Foundation are listed as beneficially owned by each of the foregoing persons under "Election of Directors" or in this table and are included in calculating such person's ownership percentage. The percentage ownership for these persons or the Trust is as of April 17, 2005.

(1)
Mrs. Diane Recanati is the mother of Messrs. Oudi Recanati, a director of the Corporation, and Michael Recanati, the aunt of Mr. Ariel Recanati, a director of the Corporation, and the aunt of Mr. Leon Recanati and Mrs. Yudith Yovel Recanati, who are brother and sister.

(2)
Includes 4,366,948 shares subject to the Stockholders Agreement as to which she may be deemed to share the power to vote (she shares the power to dispose of these shares with Messrs. Oudi Recanati and the Michael Recanati Trust). Also includes 90,822 shares held by the Recanati Foundation, which Mrs. Recanati may be deemed to share the power to vote and dispose of by virtue of her position as a director of the Recanati Foundation.

(3)
Includes 4,366,948 shares subject to the Stockholders Agreement, as to which he may be deemed to share the power to vote (he shares the power to dispose of only 3,581,895 of these shares); and 90,822 shares which he may be deemed to share the power to vote and dispose of by virtue of his position as a director of the Recanati Foundation.

(4)
Includes 4,366,948 shares subject to the Stockholders Agreement, as to which he may be deemed to share the power to vote and dispose; and 90,822 shares which he may be deemed to share the power to vote and dispose of by virtue of his position as a director of the Recanati Foundation.

(5)
Messrs. Michael Recanati and Daniel Pearson, as trustees of The Michael Recanati Trust, share the power to vote and direct the disposition of these 4,366,948 shares, which are subject to the Stockholders Agreement.

(6)
Includes 4,366,948 shares subject to the Stockholders Agreement, as to which she may be deemed to share the power to vote (she shares the power to dispose of only 3,581,895 of these shares); and 90,822 shares which she may be deemed to share the power to vote and dispose of by virtue of her position as a director of the Recanati Foundation.

(7)
The information with respect to this beneficial owner is according to such beneficial owner's filings with the SEC. These shares were not acquired for the purpose of or having the effect of changing or influencing control of the Corporation nor in connection with or as a participant in any transaction having such purpose or effect.

(8)
Archer-Daniels-Midland Company has reported that it has acquired these shares for investment purposes and that it has sole power to vote and dispose of them.

(9)
As of December 31, 2005, FMR Corp. has sole dispositive power over all these shares and sole voting power over 797,900 of these shares.

(10)
As of December 31, 2005, Barclay's Global Investors, N.A. has sole voting power and sole dispositive power with respect to 2,119,060 and 2,472,331 of these shares, respectively; Barclays Global Fund Advisors has sole voting power and sole dispositive power with respect to 517,082 and 517,011 of these shares, respectively; and Barclays Global Investors, Ltd. has sole voting power and sole dispositive power with respect to 123,158 and 128,827 of these shares, respectively.

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has appointed Ernst & Young LLP as independent registered public accounting firm for the Corporation and its subsidiaries for the year 2006 subject to the ratification of the stockholders at the Annual Meeting. If the appointment is not ratified by the stockholders, the selection of the Corporation's independent registered public accounting firm will be reconsidered by the Audit Committee.

        Ernst & Young LLP is a well known and well qualified firm of public accountants which (including its predecessors) has served as the independent registered public accounting firm of the Corporation since the Corporation was organized in 1969. Representatives of Ernst & Young LLP will attend the Annual Meeting and be afforded an opportunity to make a statement, as well as be available to respond to appropriate questions submitted by stockholders.

        Audit Fees.    Audit fees incurred by the Corporation to Ernst & Young LLP in 2005 and 2004 for professional services rendered for the audit of the Corporation's annual financial statements for the years ended December 31, 2005 and 2004, the review of the financial statements included in the Corporation's Forms 10-Q, Sarbanes-Oxley Section 404 attestation procedures, statutory financial audits for subsidiaries of the Corporation as well as those services that only the independent registered public accounting firm reasonably could have provided and services associated with documents filed with the SEC and other documents issued in connection with securities offerings, were $1,050,000 and $770,000, respectively.

        Audit-Related Fees.    Audit-related fees incurred by the Corporation to Ernst & Young LLP in 2005 and 2004 for accounting consultations related to accounting, financial reporting or disclosure matters not classified as "Audit services", assistance with preparation of the registration statement and carve-out financial statements relating to the public offering by a subsidiary of the Corporation, and assistance with internal control reporting requirements, were $325,525 and $5,480, respectively.

        Tax Fees.    There were no tax fees incurred by the Corporation to Ernst & Young LLP in 2005. Total fees incurred by the Corporation to Ernst & Young LLP for tax compliance, tax advice and tax planning for 2004 was $47,642.

        All Other Fees.    During 2005 and 2004, no services were performed by, or fees incurred to, Ernst & Young LLP other than as described above.

        The Audit Committee considered whether the provision of services described above under "Tax Fees" is compatible with maintaining Ernst & Young LLP's independence.

        The Audit Committee has established policies and procedures for pre-approving audit and permissible non-audit work performed by its independent registered public accounting firm. As set forth in the pre-approval policies and procedures, unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee if it is to be provided by the independent registered public accounting firm. The Audit Committee will annually review and pre-approve the services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee. The Audit Committee will add to or subtract from the list of general pre-approved services from time to time, based on subsequent determinations. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval by the Audit Committee. In each case, the Audit Committee sets a specific annual limit on the amount of such services the Corporation could obtain from its independent registered public accounting firm without seeking specific approval, and requires management to report each specific engagement to the Audit Committee on a quarterly basis.

        The Board of Directors recommends that stockholders vote FOR the ratification of the appointment of Ernst & Young LLP as the Corporation's independent registered public accounting firm for the year ending December 31, 2006.

AUDIT COMMITTEE REPORT

        Management has primary responsibility for maintaining effective internal control over financial reporting, for assessing the effectiveness of internal control over financial reporting and for preparation of the consolidated financial statements of the Corporation. The Corporation's independent registered public accounting firm is responsible for performing independent audits of the Corporation's consolidated financial statements in accordance with auditing standards generally accepted in the United States and the effectiveness of the Corporation's internal control over financial reporting based on criteria established by the Public Company Accounting Oversight Board (the "PCAOB"). The Audit Committee's responsibility is to monitor and oversee these processes on behalf of the Board of Directors. The Board has adopted a written Audit Committee Charter which is attached as Appendix A to this Proxy Statement and is posted on the Corporation's website at www.osg.com.

        In fulfilling its oversight responsibilities, the Audit Committee has met and held discussions with management and the Corporation's independent registered public accounting firm concerning the quality of the accounting principles, the reasonableness of significant judgments and the adequacy of disclosures in the financial statements. Management represented to the Audit Committee that the Corporation's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee reviewed and discussed the consolidated financial statements with management and the Corporation's independent registered public accounting firm. The Audit Committee further discussed with the Corporation's independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended and PCAOB Accounting Standard No. 2, "An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements". The Audit Committee met five times during 2005. The members of the Audit Committee are considered to be independent because they satisfy the independent requirements for Board of Directors members prescribed by the NYSE listing standards and Rule 10A-3 under the 1934 Act.

        The Corporation's independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as amended, and the Audit Committee discussed with the independent registered public accounting firm their independence and considered the compatibility of nonaudit services with the registered public accounting firm' independence.

        The Committee also reviewed management's report on its assessment of the effectiveness of the Corporation's internal control over financial reporting and the Corporation's independent registered public accounting firm's report on management's assessment and the effectiveness of the Corporation's internal control over financial reporting.

        Based upon the Audit Committee's discussions with management and the Corporation's independent registered public accounting firm, the Audit Committee's review of the representations of management, the certifications of the Corporation's chief executive officer and chief financial officer which are required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002, and the report and letter of the independent registered public accounting firm provided to the Audit Committee, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the audited consolidated financial statements and management's assessment of the effectiveness of the Corporation's internal control over financial reporting referred to above be included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC. The Audit Committee has also approved, subject to stockholder ratification, the selection of Ernst & Young LLP as the Corporation's independent registered public accounting firm for 2006.

                      Audit Committee:

                      Thomas F. Robards, Chairman
                      G. Allen Andreas, III
                      Joel I. Picket

        In accordance with the rules of the SEC, the Audit Committee report does not constitute "soliciting material" and is not incorporated by reference in any filings with the SEC made pursuant to the 1933 Act or the 1934 Act.

AMENDING THE CORPORATION'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

        The Board of Directors of the Corporation recommends that the Corporation's Certificate of Incorporation be amended to increase the number of authorized shares of Common Stock, par value $1.00 per share, from 60,000,000 to 120,000,000 (such amendment is referred to as the "Certificate of Amendment"). The Corporation has no other class of stock authorized. The Board believes that the proposed increase to the authorized number of shares of Common Stock is necessary for the continued success and growth of the Corporation.

        As of April 17, 2006, there were 40,788,767 shares of Common Stock issued, including treasury shares, and up to 2,696,282 shares reserved for issuance for various purposes including outstanding or future options, rights or other equity-based awards. As of April 17, 2006, the number of authorized shares of Common Stock that were not reserved for any specific use and available for issuance was 16,514,951. If the Certificate of Amendment is approved, taking into account the number of shares reserved for issuance, the Board of Directors will have the authority to issue approximately 76,514,951 additional shares of Common Stock without further stockholder approval, except as may be required for a particular transaction by applicable law, regulatory agencies or by the rules of the New York Stock Exchange or any other securities exchange on which the Corporation's securities may then be listed.

        The additional shares of Common Stock may be used for such corporate purposes as may be determined by the Board of Directors from time to time to be necessary or desirable. These purposes may include, without limitation: raising capital through the sale of Common Stock; effecting a stock split or issuing a stock dividend; acquiring other businesses in exchange for shares of Common Stock; and attracting and retaining employees by the issuance of additional securities under the Corporation's equity compensation plans. At the present time, the Corporation has no commitments, agreements or undertakings to issue any such additional shares, except in connection with existing equity compensation plans and agreements.

        The Board of Directors believes that the authorized number of shares of Common Stock should be increased to provide the Board of Directors with the ability to issue additional shares of Common Stock for the potential corporate purposes described above, without having to incur the delay and expense incident to holding a special meeting of the stockholders to approve an increase in the authorized shares of Common Stock at such time.

        The authorization of the additional shares of Common Stock by this proposal would not have any immediate dilutive effect on the proportionate voting power or other rights of existing stockholders, but, to the extent that the additional authorized shares are issued in the future, they may decrease existing stockholders' percentage equity ownership and, depending on the price at which they are issued, could be dilutive to existing stockholders and have a negative effect on the market price of the Common Stock. Under the Corporation's Certificate of Incorporation, stockholders do not have preemptive rights with respect to the issuance of shares of Common Stock, which means that current stockholders do not have a prior right to purchase any new issue of Common Stock in order to maintain their proportionate ownership of Common Stock.

        The increase in the number of authorized shares of Common Stock could have unintended effects. For example, if the Board of Directors issues additional shares in the future, such issuance could dilute the stock ownership and voting power of, or increase the cost to, a person seeking to obtain control of the Corporation, thereby deterring or rendering more difficult a merger, tender offer, proxy contest or other extraordinary transaction. To the extent that it impedes any such attempts, the Certificate of Amendment may serve to perpetuate the Corporation's management. The Certificate of Amendment is not being proposed in response to any known effort or threat to acquire control of the Corporation.

        Existing provisions of the Corporation's By-Laws may have a similar effect, including provisions that require stockholders to give the Corporation advance notice to nominate candidates for election to its Board or to make stockholder proposals at a stockholder meeting. Further, Section 203 of the Delaware General Corporation Law provides certain restrictions on business combinations between the Corporation and any party acquiring a 15 percent or greater interest in its voting stock. These provisions of the Corporation's By-Laws and Delaware law could discourage potential acquisition proposals and could delay or prevent a change of control of the Corporation, even if the stockholders support such proposals.

        Approval of the Certificate of Amendment requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock. The Certificate of Amendment will become effective on the date it is filed with the Secretary of State of the State of Delaware. It is anticipated that the appropriate filing to effect the share increase will be made as soon as practicable following approval of this proposal.

        The Board of Directors recommends that stockholders vote FOR the amendment to the Corporation's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 60 million to 120 million.

PROPOSALS FOR 2007 MEETING

        Any proposals of stockholders that are intended to be presented at the Corporation's 2007 Annual Meeting of Stockholders must be received at the Corporation's principal executive offices no later than January 2, 2007, and must comply with all other applicable legal requirements, in order to be included in the Corporation's proxy statement and form of proxy for that meeting.

        Stockholders who wish to propose a matter for action at the 2007 Annual Meeting, including the nomination of directors, but who do not wish to have the proposal or nomination included in the proxy statement, must notify the Corporation in writing of the information required by the provisions of the Corporation's amended and restated by-laws dealing with stockholder proposals. The notice must be delivered to the Corporation's Corporate Secretary between March 11, 2007 and April 10, 2007. Stockholders can obtain a copy of the Corporation's amended and restated by-laws by writing the Corporate Secretary at the following address: Corporate Secretary, Overseas Shipholding Group, Inc., 666 Third Avenue, New York, New York 10017.

GENERAL INFORMATION

        The Board of Directors is not aware of any matters to be presented at the meeting other than those specified above. If any other matter should be presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment.

        All shares represented by the accompanying proxy, if the proxy is duly executed and received by the Corporation at or prior to the meeting, will be voted at the meeting in accordance with the instructions provided therein. If no such instructions are provided, the proxy will be voted for the election of directors, for the ratification of the appointment of Ernst & Young LLP as the Corporation's independent registered public accounting firm and for the amendment to the Corporation's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 60 million to 120 million. Under Delaware law and the Corporation's Certificate of Incorporation and By-Laws, if a quorum is present, directors are elected by a plurality of the votes cast by the holders of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Ratification of the appointment of Ernst & Young LLP as the Corporation's independent registered public accounting firm for 2006 requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of the Common Stock entitled to vote present or represented at the Annual Meeting. Approval of the amendment to the Corporation's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 60 million to 120 million requires the affirmation vote (in person or by proxy) of the holders of a majority of the shares of the Common Stock entitled to vote at the Annual Meeting. A majority of the outstanding shares entitled to vote, present in person or represented by proxy, constitutes a quorum. Shares represented by proxies or ballots withholding votes from one or more directors will not be counted in the election of that director but will be counted for purposes of determining a quorum. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Abstentions will be counted in tabulations of the votes cast on each of the proposals presented at the Annual Meeting, whereas broker non-votes will not be counted for purposes of determining the number of votes cast.

        If you are a participant in the Retirement Savings Plans of the Corporation (the "Retirement Savings Plans") and hold Common Stock in the Retirement Savings Plans, shares of Common Stock which are held for you under the Retirement Savings Plans, as applicable, may be voted through the proxy card accompanying this mailing. The Retirement Savings Plans are administered Vanguard Fiduciary Trust Company, as Trustee. The Trustee, as the stockholder of record of the Common Stock held in the Retirement Savings Plans, will vote the shares held for you in accordance with the directions you give on the enclosed proxy card, provided that you return the proxy card duly signed and dated to the address indicated on the enclosed envelope. If the proxy cards representing shares of Common Stock held under the Retirement Savings Plans are not returned duly signed and dated, the Trustee will vote the shares in the same proportion as it votes shares as to which directions have been received.

        The cost of soliciting proxies for the meeting will be borne by the Corporation. Innisfree M&A Incorporated has been retained by the Corporation to assist with the solicitation of votes for a fee of $7,500 plus reimbursement of expenses to be paid by the Corporation. The Corporation will also reimburse brokers and others who are only record holders of the Corporation's shares for their reasonable expenses incurred in obtaining voting instructions from beneficial owners of such shares. Directors and officers of the Corporation may solicit proxies personally or by telephone or telegraph but will not receive additional compensation for doing so.

        The Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2005 has been mailed to stockholders. The Annual Report does not form part of this Proxy Statement.

                      By order of the Board of Directors,

                              JAMES I. EDELSON
                              General Counsel and Secretary

New York, N.Y.
May 1, 2006

APPENDIX A

AUDIT COMMITTEE CHARTER

OF

OVERSEAS SHIPHOLDING GROUP, INC.
(the "Company")

Purpose

        The Audit Committee is a committee of the Board of Directors (the "Board"). It shall assist the Board in the oversight and monitoring of (1) the quality and integrity of the financial statements and the financial reporting process of the Company, (2) the Company's compliance with applicable legal and regulatory requirements, (3) the independent registered public accounting firm's qualifications and independence, and (4) the performance of the Company's internal audit function and independent registered public accounting firm.

        The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the "Commission") to be included in the Company's annual proxy statement or Annual Report on Form 10-K.

Committee Membership

        The Audit Committee shall consist of no fewer than three members. The members of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange (the "NYSE"), Section 10A(m)(3) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations of the Commission. All members of the Audit Committee shall be financially literate in accordance with the rules of the NYSE and at least one member shall be an audit committee financial expert as defined by the Commission. Unless the Board determines otherwise, Audit Committee members shall not simultaneously serve on the audit committees of more than two other public companies.

        The members of the Audit Committee shall be appointed by the Board. Audit Committee members may be replaced by the Board.

Meetings

        The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. The Audit Committee shall meet periodically with management, the internal auditors and the independent registered public accounting firm in separate executive sessions. In discharging its oversight role, the Committee may request any officer or employee of the Company or the Company's independent registered public accounting firm, outside counsel or any officer or employee of the Company to attend any Committee meeting in order to provide information or advice in connection with the matters to be addressed at the meeting.

Committee Authority and Responsibilities

        The Audit Committee shall have direct authority and responsibility for the appointment of the independent registered public accounting firm, subject to shareholder ratification, and the replacement of the independent registered public accounting firm. The Audit Committee shall be directly responsible for establishing the compensation and overseeing of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) in preparing or issuing an audit report or related work. The Company shall pay the independent registered public accounting firm the compensation established by the Audit Committee. The independent registered public accounting firm shall report directly to the Audit Committee.

        The Audit Committee shall preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent registered public accounting firm, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Audit Committee at its next scheduled meeting.

        The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall pay the fees of such advisors that are approved by the Audit Committee.

        The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee shall annually review the Audit Committee's own performance.

        The following are the principal duties and responsibilities of the Audit Committee and are set forth as a guide, with the understanding that the committee may supplement them as appropriate. To the extent it deems necessary or appropriate, the Audit Committee shall:

Financial Statement and Disclosure Matters

  1.
  Review and discuss with management and the independent registered public accounting firm the annual audited financial statements, including disclosures made in Management's Discussion and Analysis, and recommend to the Board whether the audited financial statements should be included in the Company's Annual Report on Form 10-K.

  2.
  Review and discuss with management and the independent registered public accounting firm the Company's quarterly financial statements and management's discussion and analysis of such statements prior to the filing of its Form 10-Q, including the results of the independent registered public accounting firm's review of the quarterly financial statements.

  3.
  Review and discuss with management and the independent registered public accounting firm significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including any significant changes in the Company's selection or application of accounting principles, the Company's internal controls (including any major issues as to the adequacy of such controls) and, if needed, any special steps adopted in light of material control deficiencies.

  4.
  Review and discuss with, and receive any reports made by, the independent registered public accounting firm with respect to the following quarterly:

  (a)
  All critical accounting policies and practices used.

  (b)
  All alternative treatments of financial information within generally accepted accounting principles for policies and practices related to material items that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment prepared by the independent registered public accounting firm.

  (c)
  Other material written communications between the independent registered public accounting firm and management, such as any management representation letter,

      schedule of unadjusted differences, reports on observations and recommendations on internal controls, engagement letters and independence letters.

    (d)
    All adjustments proposed by the independent registered public accounting firm that were "passed" as immaterial or otherwise.

  5.
  Discuss with management the Company's earnings press releases, including the use, and procedures for the use, of "pro forma" or "adjusted" non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

  6.
  Discuss with management and the independent registered public accounting firm the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company's financial statements.

  7.
  Discuss with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies.

  8.
  Discuss with, and receive reports made by, the independent registered public accounting firm covering the matters required to be communicated to the Audit Committee under the standards of the Public Company Accounting Oversight Board ("PCAOB") relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

  9.
  Review management's report on its assessment of the effectiveness of internal control over financial reporting as of the end of each fiscal year and the independent registered public accounting firm's report on (1) management's assessment and (2) the effectiveness of internal control over financial reporting.

  10.
  Discuss with management, the internal auditors, and the independent registered public accounting firm, management's process for assessing the effectiveness of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, including any significant deficiencies or material weaknesses identified.

  11.
  Discuss with the independent registered public accounting firm the characterization of deficiencies in internal control over financial reporting and any differences between management's assessment of the deficiencies and the assessment of the independent registered public accounting firm. The Audit Committee shall also discuss with management its remediation plan to address any internal control deficiencies. The Audit Committee shall provide feedback on the disclosures describing any identified material weaknesses and management's remediation plans.

  12.
  Discuss with management its process for performing its required quarterly certifications under Section 302 of the Sarbanes-Oxley Act.

  13.
  Review disclosures made to the Audit Committee by the Company's CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weakness therein and any fraud involving management or other employees who have a significant role in the Company's internal controls.

Oversight of the Company's Relationship with the Independent Registered Public Accounting Firm

  14.
  Review and evaluate the lead partner of the independent registered public accounting firm team.

  15.
  Obtain and review a report from the independent registered public accounting firm at least annually regarding (a) the independent registered public accounting firm's internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, (d) all relationships between the independent registered public accounting firm and the Company, (e) the independent registered public accounting firm's independence as required by Independence Standards Board No. 1 and (f) the status of the independent registered public accounting firm's registration with the PCAOB. Evaluate the qualifications, performance and independence of the independent registered public accounting firm, including considering whether the provision of permitted non-audit services is compatible with maintaining the registered public accounting firm's independence, taking into account the opinions of management and internal auditors. The Audit Committee shall present its conclusions with respect to the independent registered public accounting firm to the Board.

  16.
  Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.

  17.
  Recommend to the Board policies for the Company's hiring of employees or former employees of the independent registered public accounting firm who participated in any capacity in the audit of the Company consistent with the requirements of the Commission and the New York Stock Exchange.

  18.
  Discuss with the independent registered public accounting firm issues on which the Company's audit team consulted their national office, and matters of audit quality and consistency.

  19.
  Meet with the independent registered public accounting firm prior to the audit to discuss the planning and staffing of the audit.

Oversight of the Company's Internal Audit Function

  20.
  Meet separately on a periodic basis with the director of the internal audit function to discuss issues and concerns warranting the attention of the Audit Committee.

  21.
  Review the significant reports to management prepared by the internal auditing department and management's responses.

  22.
  Discuss with the independent registered public accounting firm and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

Compliance Oversight Responsibilities

  23.
  Obtain from the independent registered public accounting firm assurance that Section 10A(b) of the Exchange Act has not been implicated.

  24.
  Review reports and disclosures of insider and affiliated party transactions.

  25.
  Review procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

  26.
  Discuss with management and the independent registered public accounting firm any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company's financial statements or accounting policies.

  27.
  Discuss with the Company's attorneys legal matters that may have a material impact on the financial statements or the Company's compliance policies.

  28.
  Review with the Company's management the Company's overall anti-fraud programs and controls.

  29.
  Review the Company's compliance and ethics programs, including consideration of legal and regulatory requirements, and review with management its periodic evaluation of the effectiveness of such programs. The Audit Committee shall also review the Company's code of conduct and any programs that management has established to monitor compliance with such code. The Audit Committee shall review and discuss with management any reports of evidence of a material violation of securities laws or breaches of fiduciary duty by the Company.

  30.
  Review with management the activities of the Company's Political Action Committee (the "PAC") and reports of the PAC.

Limitation of Audit Committee's Role

        The Company's management has the primary responsibility for the financial statements and the reporting process, including the Company's system of internal controls and disclosure controls and procedures. The independent registered public accounting firm audits the Company's financial statements and expresses an opinion on the financial statements based on the audit; attests to any report of the Company's management on the Company's internal controls for financial reporting required by the rules of the Commission; and reviews the Company's interim financial statements. The Audit Committee oversees (i) the accounting and financial reporting processes of the Company and (ii) the audits or reviews of the financial statements of the Company on behalf of the Board.

        While the Audit Committee has the responsibilities and authority set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or reviews or to determine that the Company's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations or that the Company's internal controls for financial reporting are in compliance with law and other applicable requirements. These are the responsibilities of management and the independent registered public accounting firm.

OVERSEAS SHIPHOLDING GROUP, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, June 9, 2006

        The undersigned hereby appoints MORTEN ARNTZEN and SOLOMON N. MERKIN, and either of them, proxies, with full power of substitution, to vote all shares of stock of OVERSEAS SHIPHOLDING GROUP, INC. which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of the Corporation to be held at the offices of the Corporation's subsidiary, OSG Ship Management (GR) Ltd., 110 Vouliagmenis Avenue & Zamanou Street, Glyfada, Athens, Greece, on Friday, June 9, 2006 at 4:00 P.M. local time in Athens, Greece, which is 9:00 A.M. in New York, New York, notice of which meeting and the related Proxy Statement have been received by the undersigned, and at any adjournments thereof.

        The undersigned hereby ratifies and confirms all that said proxies, or either of them, or their substitutes, may lawfully do in the premises and hereby revokes all proxies heretofore given by the undersigned to vote at said meeting or any adjournments thereof. If only one of said proxies, or his substitute, shall be present and vote at said meeting or any adjournments thereof, then that one so present and voting shall have and may exercise all the powers hereby granted.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER INDICATED BY THE STOCKHOLDER. IN THE ABSENCE OF SUCH INDICATION, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE CORPORATION'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, FOR THE AMENDMENT TO THE CORPORATION'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 60 MILLION TO 120 MILLION, AND IN THE DISCRETION OF SAID PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF.

(Continued, and To Be Signed and Dated on Reverse Side)

Address Change/Comments (Mark the corresponding box on the reverse side)

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE PROPOSALS.					Please Mark Here for Address Change or Comments		☐
SEE REVERSE SIDE
	For all Nominees (except as withheld in the space provided below)	Withhold Authority to Vote for all Nominees
(1) Election of Directors: Nominees:	☐	☐			Please mark your votes as indicated in this example		☒
					FOR	AGAINST	ABSTAIN
01 Morten Arntzen, 02 Oudi Recanati, 03 G. Allen Andreas III, 04 Alan R. Batkin, 05 Thomas B. Coleman, 06 Charles A. Fribourg, 07 Stanley Komaroff,	08 Solomon N. Merkin, 09 Joel I. Picket, 10 Ariel Recanati, 11 Thomas F. Robards, 12 Jean-Paul Vettier and 13 Michael J. Zimmerman.		(2)	Ratification of the appointment of Ernst & Young LLP as the Corporation's independent registered public accounting firm for the year 2006:	☐	☐	☐
					FOR	AGAINST	ABSTAIN
(To withhold authority to vote for any individual Nominee, print that Nominee's name on the following line:)			(3)	Amendment of the Certificate of Incorporation of the Corporation to increase the number of authorized shares of common stock, par value $1.00 per share, from 60,000,000 to 120,000,000:	☐	☐	☐

Please sign exactly as name (or names) appears at the left. For joint accounts each owner should sign. Executors, administrators, trustees, etc. should give full title.
Dated:	, 2006
Signature
Signature if held jointly
PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS CARD

QuickLinks

OVERSEAS SHIPHOLDING GROUP, INC. 666 THIRD AVENUE, NEW YORK, N.Y. 10017 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS June 9, 2006
OVERSEAS SHIPHOLDING GROUP, INC. 666 Third Avenue, New York, N.Y. 10017
PROXY STATEMENT
ELECTION OF DIRECTORS
INFORMATION ABOUT THE BOARD AND CORPORATE GOVERNANCE
COMPENSATION AND CERTAIN TRANSACTIONS
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES
LONG-TERM INCENTIVE PLANS—AWARDS IN LAST FISCAL YEAR
BENEFICIAL OWNERSHIP OF COMMON STOCK BY NAMED EXECUTIVE OFFICERS
STOCKHOLDER RETURN PERFORMANCE PRESENTATION
STOCK PERFORMANCE GRAPH COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN* THE CORPORATION, S&P 500 INDEX, PEER GROUP INDEX
PENSION PLAN
COMPENSATION OF DIRECTORS
EXECUTIVE COMPENSATION REPORT OF THE COMPENSATION COMMITTEE
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INFORMATION AS TO STOCK OWNERSHIP
SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT COMMITTEE REPORT
AMENDING THE CORPORATION'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
PROPOSALS FOR 2007 MEETING
GENERAL INFORMATION
AUDIT COMMITTEE CHARTER OF OVERSEAS SHIPHOLDING GROUP, INC. (the "Company")